Exhibit 99.4

(Recreation USA Logo)

September 30, 2002

Mr. Ken D’Angelo
R.B.F. International, Inc.
Stock and Bond Loans
IMSB
141 E. Service Road
Staten Island, New York 10314

Re: Promissory Note

Dear Mr. D’Angelo,

This letter is to confirm our understanding regarding the $500,000 promissory note, of which $250,000 had previously been agreed to be converted into equity of the Company at a future date, which R.B.F. International, Inc. has with Holiday RV Superstores, Inc. As we discussed, in consideration for the immediate payment of $30,000 and seven monthly payments of $10,000 each due on the first of the month commencing November 1, 2002, R.B.F. International, Inc. agrees to convert $324,800 of principle, including the $250,000 previously agreed to, into the Company’s common stock at a per share price of $0.80 per share and R.B.F. International, Inc. will forgive $75,200 of the remaining principle due.

I thank you for you continued support of the Company and for being a shareholder that understands the future of the Company.

Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing this document.

Regards,

Holiday RV Superstores, Inc.	Agreed and Accepted:

By: /s/ Ken D’Angelo

Ken D’Angelo

By: /s/ Marcus A. Lemonis	Date: 9-30-2002
Marcus A. Lemonis Chief Executive Officer and President

Corporate Headquarters
200 East Broward Boulevard, Suite 920 * Fort Lauderdale, Florida 33301
Telephone (954) 522-9903 * Facsimile (954) 522-9906 * www.RecUSA.com